Exhibit 99(c) - Report of Audit Committee

                       GREAT NORTHERN IRON ORE PROPERTIES
                            Report of Audit Committee
                          Year ended December 31, 2000

The Audit Committee oversees the Trust's financial reporting process on behalf of the Board of Trustees. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Trust's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Trust including the matters in the written disclosures required by the Independence Standards Board.

The Audit Committee discussed with the Trust's independent auditors the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Trust's internal controls and the overall quality of the Trust's financial reporting.

Subject to approval by the Board of Trustees, the Audit Committee has recommended the reappointment of Ernst & Young LLP as independent auditors to the financial statements of the Trust for the current fiscal year. Fees for the last annual audit were $36,600 and all other fees were $2,400.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

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             Exhibit 99 (c) - Report of Audit Committee (continued)

Respectfully submitted,

/s/ Robert A. Stein
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Audit Committee Chairman

/s/ Roger W. Staehle
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Audit Committee Member

/s/ Harry L. Holtz*
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Audit Committee Member                                  Dated: February 22, 2001

*Mr. Holtz is not independent pursuant to Section 303 of the New York Stock Exchange's Listed Company Manual ("Manual"). Mr. Holtz was the Chief Executive Officer and President of the Trustees until his resignation December 31, 1998. Consequently, he is not considered independent until three years elapse after his resignation. The Trustees have elected to utilize the "override" provision pursuant to Section 303.02(D) of the Manual whereby they concluded it was in the best interests of the Trust and its certificate holders to appoint Mr. Holtz to the Audit Committee, thereby drawing upon and utilizing his years of financial and trust experience.